File 33-57745
                                                                  Rule 424(b)(2)


PROSPECTUS SUPPLEMENT
(To Prospectus dated September 15, 1999)                 [GRAPHIC OMITTED]




                                 439,386 Shares

                                   AT&T CORP.

                                  Common Stock
                                   ----------


         This prospectus supplement relates to 439,386 shares of our common stock, par value $1.00 per share, issued to the shareholders of Louisiana Mobile Systems, Inc. in connection with our acquisition of the outstanding shares of stock of Louisiana Mobile Systems, Inc. We acquired all of the outstanding shares of Louisiana Mobile Systems, Inc., effective November 1, 1999 for a purchase price of $19,319,269.88 through a merger of our wholly owned subsidiary, AT&T Wireless Louisiana Acquisitions, Inc., into Louisiana Mobile Systems, Inc.

         Our common stock is quoted on The New York Stock Exchange under the symbol "T." The last reported sale price of the common stock on The New York Stock Exchange on October 29, 1999 was $46 3/4 per share.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


           The date of this prospectus supplement is November 1, 1999.